EXHIBIT 99.1(a)

TRUST AGREEMENT

THIS AGREEMENT made and entered into this 8th day of March, 2012, by and between Upscale Media, Inc. (“registrant”, also the “Client” or the “Company”); and Underhill Securities Corp., as trustee (“Trustee”).

WITNESSETH :

WHEREAS, the Client has appointed Underhill Securities Corp to serve as trustee, to hold and disperse up to $25,000 offering proceeds (the “Funds”) and certain securities, in accordance with the terms and conditions set forth herein;

WHEREAS, the Client and the Trustee desire to enter into an agreement with respect to the above-described trust.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, it has been and IT IS HEREBY AGREED as follows:

1.
Establishment of Trust . Underhill Securities Corp. hereby agrees to act as trustee and to open an account to receive, hold and disburse the Funds and securities as set forth herein (the “Trust Account”)

2.
Appointment of Trustee; Deposits of Cash.

(a) The Client hereby appoints the Trustee as its agent and custodian to hold and disburse the Consideration and securities deposited with the Trustee pursuant to the terms of this Trust Agreement in accordance with the terms hereof, and to act as trustee pursuant to Rule 419(b)(1)(i)(B).

(b)  Following the execution of this Trust Agreement, the Trustee will receive,  from time to time any and all Consideration received from the Investors upon the execution  and delivery of the Subscription Agreement (the “Deposited Funds”).

3.
Deposit into the Trust Account.

DEPOSIT OF OFFERING PROCEEDS AND SECURITIES

Rule 419 of the Securities Act of 1933 requires that the gross offering proceeds, and all securities to be issued be promptly deposited into a trust account (the "Deposited Funds" and "Deposited Securities," respectively) governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the Deposited Funds and Deposited Securities will be released by the Trustee to the Company and to investors, respectively, only after the Company has met the following three conditions: First, the Company must execute an agreement for an acquisition(s) valued at at least 80% of the maximum offering proceeds; second, the Company must successfully complete a reconfirmation offering which is reconfirmed by at least 80% of the shares sold in the offering; and third, the acquisition(s) meeting the above criteria must be consummated. All Deposited Funds and Deposited Securities will be held for the sole benefit of the purchasers, and the books and records of the Trustee will indicate the name, address and interest of each person for whom the account is held.  The Trustee has established a separate bank account with Wells Fargo Bank in which all securities issued in connection with the Offering and the gross proceeds from the Offering shall be promptly deposited (the “Bank Account”).

Deposit and investment of offering proceeds.

i.	All offering proceeds shall be deposited promptly into the Bank Account.

ii.	Deposited proceeds shall be in the form of checks, drafts, or money orders payable to the order of the Trustee.

iii.	Deposited proceeds shall be held for the sole benefit of the purchasers of the securities.

iv.
The registrant may receive up to 10 percent of the proceeds remaining after payment of allowances permitted by Rule 419(b)(2)(vi) of the Securities Act of 1933 exclusive of interest or dividends, only after such time as the offering has been fully completed and Trustee then receives a written request of the registrant.

v.
This Trust will terminate upon the happening of one of the following: 1) the failure to reach the offering minimum of 1,500,000 common shares within 180 days of the effectiveness of the offering, 2) confirmation by Upscale Media’s legal counsel that a reconfirmation offering has been completed and an acquisition consummated or 3) failure to complete the reconfirmation offering within 18 months of the date of effectiveness. In the event of termination, funds and securities shall be delivered as described herein.

Deposit of securities.

i.
All securities issued in connection with the offering when sold, whether or not for cash consideration, shall be deposited directly into the Trust Account promptly upon issuance. The identity of the purchaser of the securities shall be included on the stock certificates or other documents evidencing such securities. See also Rule 15g-8 of the Exchange Act regarding restrictions on sales of, or offers to sell, securities deposited in the trust account.

ii.
Securities held in the Trust Account are to remain as issued and deposited and shall be held for the sole benefit of the purchasers, who shall have voting rights, if any, with respect to securities held in their names.  No transfer or other disposition of securities held in the trust account or any interest related to such securities shall be permitted other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended (26 U.S.C. 1 et seq.), or Title 1 of the Employee Retirement Income Security Act (29 U.S.C. 1001 et seq.), or the rules thereunder.

POST-EFFECTIVE AMENDMENT

Once the agreement(s) governing the acquisition(s) of a business(es) meeting the above criteria has (have) been executed, Rule 419 requires the Company to update the registration statement of which the prospectus relative to the acquisition registration is a part with a post-effective amendment. The post-effective amendment must contain information about: the proposed acquisition candidate(s) and its business(es), including audited financial statements; the results of this offering; and the use of the funds disbursed from the Trust Account. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The Company must execute an agreement for an acquisition(s) valued at at least 80% of the offering amount; second, the Company must successfully complete a reconfirmation offering which is reconfirmed by at least 80% of the shares sold in the offering; and third, the acquisition(s) meeting the above criteria must be consummated

RECONFIRMATION OFFERING

The reconfirmation offer by the Company must commence within five business days after the effective date of the post-effective amendment. Pursuant to Rule 419, the terms of the reconfirmation offer must include the following conditions:

(1) The prospectus contained in the post-effective amendment will be sent by the Company to each investor whose securities are held in the Trust Account within five business days after the effective date of the post-effective amendment;

2) Each investor will have no fewer than 20, and no more than 45, business days from the effective date of the post-effective amendment to notify the Company in writing that the investor elects to remain an investor;

(3) If the Company does not receive written notification from any investor within 45 business days following the effective date, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in the Trust Account on such investor's behalf will be returned to the investor within five business days by first class mail or other equally prompt means;

(4) The acquisition(s) will be consummated only if investors having contributed 80% of the maximum offering proceeds elect to reconfirm their investments; and

(5) If a consummated acquisition(s) has not occurred within 18 months from the date that the Securities and Exchange Commission deems the offering effective as indicated on the prospectus, Deposited Funds held in the Trust Account shall be returned to all investors on a pro rata basis within five business days by first class mail or other equally prompt means.

RELEASE OF DEPOSITED SECURITIES AND DEPOSITED FUNDS

Methods of Disposition of Funds.   The Trustee will hold the Deposited Funds and Deposited Securities as specified in this Trust Agreement until authorized hereunder to deliver such Deposited Funds or Deposited Securities as follows:

The Deposited Funds and Deposited Securities may be released to the Company, and the investors, respectively, after the Trustee has determined that:

(1) The Company has executed an agreement for the acquisition(s) of a business(es) the value of which represents at least 80% of the maximum offering proceeds and has filed the required post-effective amendment, the post-effective amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed, and the Company has satisfied all of the prescribed conditions of the reconfirmation offer (including that at least 80% of the offering shares must have voted in favor of reconfirmation); and

(2) The acquisition(s) of the business(es) the value of which represents at least 80% of the maximum offering proceeds is (are) consummated or

(3) The Deposited Funds shall be returned to investors in the event that the Trustee has determined that the minimum offering amount is not raised within 180 days (in which case the securities are returned to the company).

4.
Discretion of Trustee. The Trustee, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either to the Company or to any other party, except as expressly set forth herein and as stated in Rule 419 of the Securities Act of 1933.

It is understood and agreed that the duties of the Trustee are entirely ministerial, being limited to receiving and holding and disbursing such Funds in accordance with this Agreement.

5.
Fees. The fee of the Trustee is $2,500, which shall be paid by the registrant upon the signing of this agreement.  In addition, all hard costs (wire fees, etc.) shall be deducted from disbursements.  In the event that subscription funds are returned to investors, all fees shall be borne by the Company.

6.
Expenses of Trustee. Trustee does not anticipate any expenses other than hard costs as described above.  In the event Trustee does incur any expenses, Client agrees to promptly reimburse Trustee for its actual costs incurred.

7.
Limitation of Liability of Trustee. In performing any of its duties hereunder, the Trustee shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or knowing violation of law, and it shall, accordingly, not incur any such liability with respect to: (i) any action taken or omitted in good faith upon advice of its counsel or counsel for the Client given with respect to any questions relating to the duties and responsibilities of the Trustee under this Agreement; or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as the truth and accuracy of any information contained therein, which the Trustee shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

8.
Indemnity of Trustee. The Client hereby agrees to indemnify and hold harmless the Trustee against any and all losses, claims, damages, liabilities, attorneys’ fees (even if Trustee represents himself), and expenses, including any litigation arising from this Agreement or involving the subject matter hereof.

9.
Disputes. In the event that a dispute arises as to the terms of this Agreement, the Trustee shall be entitled to deposit, in the nature of any interpleader action, any documents or proceeds then held by such Trustee with any court of competent jurisdiction within the State of Nevada and shall be reimbursed for all its attorney’s fees and costs connected therewith, even if Trustee, as attorney, represents himself.

10.	Entire Agreement This is the entire Agreement of the parties. Any other agreements of any nature whether oral or written not contained herein are expressly made null and void.

11.	Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company, and the Trustee have executed this Trust Agreement on the day and year first above-written.

THE CLIENT

By:	/s/ Shelly M. Schaeffer	Date: 3/08/2012
Shelly M. Schaeffer, President
Upscale Media, Inc.

THE TRUSTEE

UNDERHILL SECURITIES CORP.

By:	/s/ Frank Underhill	Date: 3/08/2012
Name: Frank Underhill
Underhill Securities Corp.